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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nuevo Energy Company:

We consent to incorporation by reference in the registration statement (No. 33-43329) on Form S-8, registration statement (No. 33-70108) on Form S-8, registration statement (No. 333-21063) on Form S-8, registration statement (No. 333-51211) on Form S-8, registration statement (No. 333-51217) on Form S-8, registration statement (No. 333-51231) on Form S-8, registration statement (No. 333-70780) on Form S-8, registration statement (No. 333-70774) on Form S-3, registration statement (No. 333-100924) on Form S-8, registration statement (No. 333-85470) on Form S-8, registration statement (No. 333-46580) on Form S-3/A, registration statement (No. 333-87899) on Form S-8, registration statement (No. 333-16231) on Form S-3, and registration statement (No. 333-101247) on Form S-3 of Nuevo Energy Company of our report dated March 17, 2003, relating to the consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of Nuevo Energy Company.

Our report dated March 17, 2003, contains an explanatory paragraph that states that, effective January 1, 2000, the Company changed its method of accounting for its processed fuel oil and natural gas liquids inventories and that effective January 1, 2001, the Company changed its method of accounting for derivative instruments.




                                                        KPMG LLP



Houston, Texas
March 28, 2003